Exhibit 99.2
A subsidiary of Pinnacle West Capital Corporation
Important Notice to Directors and Executive Officers
Concerning Your
Pinnacle West Capital Corporation Stock

DATE	February 12, 2007
TO:	Members of the Board of Directors and Executive Officers
FROM:	Nancy Loftin
RE:	Pinnacle West Capital Corporation Savings Plan Blackout Notice
This memorandum may be in addition to the notice you have received as a participant in the Pinnacle West Capital Corporation Savings Plan (the “Plan”). As a director or executive officer of Pinnacle West Capital Corporation you are subject to Section 306(a) of the Sarbanes-Oxley Act of 2002, which prohibits certain securities transactions during Plan blackout periods. This memorandum is to notify you of an impending blackout period in connection with a planned change in the record keeper for the Plan.
As a result of the Plan blackout period, you will be unable to facilitate any transaction involving Pinnacle West stock or derivative securities that were acquired in connection with your service or employment as a director or executive officer of the Company.
This restriction applies during the Plan blackout period beginning at 3 p.m. Central time on March 20, 2007, and ending during the week of April 1, 2007. During this time, you can determine whether the blackout period has ended by contacting Pinnacle West Capital Corporation, Employee Benefits Department, PO Box 53999, Mail Station 8467, Phoenix, Arizona 85072-3999 or by telephone at 602-250-2324.
Upon the end of the Plan blackout period, you will be permitted to resume transactions in such securities subject to the requirements of the Pinnacle West Capital Corporation Insider Trading Policy.
Certain transactions are exempt from the restrictions on your Pinnacle West stock and derivative securities.
If you have questions concerning this notice or you would like more information regarding exempt transactions, please contact me at 602-250-3252, or in writing at PO Box 53999, Mail Station 9068, Phoenix, Arizona 85072-3999.